Exhibit 99.1

AVEO Reports Third Quarter 2018 Financial Results and Provides Business Update

CAMBRIDGE, Mass. – November 9, 2018 – AVEO Oncology (NASDAQ: AVEO) today reported financial results for the third quarter ended September 30, 2018 and provided a business update.

“The recent announcement of positive topline results from the Phase 3 TIVO-3 study in renal cell carcinoma is transformative for AVEO, and the next step of an ongoing, multi-year effort to ensure tivozanib (FOTIVDA®) is available to patients for whom it could deliver its differentiated combination of efficacy and tolerability relative to other commercially available TKIs in RCC,” said Michael Bailey, president and chief executive officer of AVEO. “We remain committed to our three-pillar strategy for tivozanib, which includes potential registration in the U.S., the ongoing commercialization of FOTIVDA® in Europe with partner EUSA Pharma, and a broad exploration of tivozanib’s potential in combination with immunotherapies in cancer. Our recent achievements with TIVO-3 also provides a strong foundation to realize the potential of our pipeline, which includes two oncology-focused product candidates and three non-oncology product candidates.”

Tivozanib TIVO-3 Study North America Update

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Positive Topline Results from Phase 3 TIVO-3 Trial of Tivozanib in Renal Cell Carcinoma, with Goal to Submit NDA in Approximately Six Months.  On Monday, November 5, 2018, AVEO announced positive topline results from the primary analysis of the TIVO-3 trial, the Company’s Phase 3 randomized, controlled, multi-center, open-label study to compare tivozanib to sorafenib in 351 subjects with refractory advanced or metastatic renal cell carcinoma (RCC).  The trial met its primary endpoint of demonstrating a statistically significant benefit in progression-free survival (PFS).  Patients receiving tivozanib demonstrated a 44% improvement in median PFS and a 26% reduction in risk of progression or death (hazard ratio (HR)=0.74; p=0.02).  Preliminary overall survival (OS) at the time of the final PFS analysis was immature (only 46% of events reported) and showed no statistically significant difference (HR=1.06, p=0.69).  149 patients remain on treatment or in long term follow-up.

Tivozanib was generally well-tolerated, with adverse events consistent with those observed in previous tivozanib trials, including the Phase 3 TIVO-1 trial in front-line RCC. The most common adverse event in patients receiving tivozanib was hypertension, an on-target event known to reflect effective VEGF pathway inhibition and one managed by anti-hypertensive medication. Detailed results of the trial will be submitted for presentation at an upcoming major medical meeting.

Based on results from the TIVO-3 trial, together with the previously completed TIVO-1 trial of tivozanib in the first-line treatment of RCC, the Company plans to submit a potential New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in approximately six months.

Tivozanib TiNivo Study Update

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Updated Phase 2 Results from the TiNivo Trial of Tivozanib and Nivolumab (OPDIVO®) in RCC Presented at the 2018 ESMO Annual Meeting. Updated Phase 2 data from the Phase 1b/2 TiNivo study of tivozanib in combination with nivolumab (OPDIVO®, Bristol-Myers Squibb), an immune checkpoint, or PD-1, inhibitor, were presented at the 2018 European Society for Medical Oncology (ESMO) Annual Meeting in Munich. As of the date of the presentation, the Phase 1b/2 study had enrolled a total of 28 patients, and the Phase 2 portion of the study (n=22) was designed to assess the safety, tolerability, and anti-tumor activity of the full dose and schedule of oral tivozanib as established in the Phase 1b portion of the study.

The data demonstrated that the tivozanib-nivolumab combination continued to exhibit synergistic efficacy and favorable tolerability. Treatment-related Grade 3/4 adverse events occurred in 60% of patients, the most common of which was hypertension.  Preliminary efficacy was assessed in all 25 patients, who were treated with the full dose and schedule of oral tivozanib in combination with intravenous nivolumab. Of these patients, 13 (52%) had received at least one prior systemic therapy, including 2 (8%) that had received prior PD-1 therapy, and 12 (48%) were treatment naïve. An overall response rate was observed in 14 patients (56%) (complete response plus partial response), including 1 patient (4%) achieving a complete response, and a disease control rate (complete response plus partial response plus stable disease) was observed in 24 patients (96%). The 2 patients (8%) who received prior PD-1 therapy both achieved a partial response. At the time of data collection, 13 patients (52%) remained on study and 18 patients (72%) had tumor shrinkage of at least 25%, with a majority of patients having disease control for at least 48 weeks.

Tivozanib (FOTIVDA®) European Union Updates

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Tivozanib (FOTIVDA®) Launched in Sweden, the Netherlands and Scotland for the Treatment of RCC. Since the beginning of the third quarter of 2018, FOTIVDA® was launched in Sweden, the Netherlands and Scotland for the first-line treatment of adult patients with RCC, following price and reimbursement approvals within each country. FOTIVDA® is now available in Germany, the U.K., Austria, the Netherlands and Sweden. FOTIVDA® was granted European Commission approval in August 2017 for the treatment of adult patients with RCC in the European Union plus Norway and Iceland.

Under its agreement with EUSA Pharma, licensee for tivozanib in the territories of Europe (excluding Russia, Ukraine and the Commonwealth of Independent States), Latin America (excluding Mexico), Africa and Australasia for all diseases and conditions in humans, excluding non-oncologic diseases or conditions of the eye, AVEO is entitled to double-digit royalty payments on net sales of FOTIVDA® in Europe, up to $8.0 million in milestone payments for potential reimbursement approvals for Germany, France, Italy, and Spain and a potential $20.0 million R&D reimbursement payment for access to TIVO-3 trial data in addition to other regulatory and commercial milestone payments.

Ficlatuzumab Update

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Trials in Progress Poster for Phase 2 Study of Ficlatuzumab in Combination with Cetuximab in HNSCC Presented at the 2018 ESMO Annual Meeting.  An investigator-sponsored Phase 2 trial of ficlatuzumab and cetuximab (ERBITUX®), an EGFR-targeted antibody, in patients with cetuximab-resistant, metastatic head and neck squamous cell carcinoma (HNSCC) was presented as a trials in progress poster at the 2018 ESMO Annual Meeting. This randomized multi-center study, which is being conducted under the direction of Julie E. Bauman, MD, MPH, Professor of Medicine, Chief, Division of Hematology/Oncology, Associate Director of Translational Research, University of Arizona Cancer Center, is expected to enroll approximately 60 patients randomized to receive either ficlatuzumab alone or ficlatuzumab and cetuximab.

CAN017 (AV-203) Update

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CANbridge IND for CAN017 (AV-203) Trial in Esophageal Squamous Cell Cancer Accepted in China. In August 2018, AVEO announced that the China National Drug Administration (CNDA) accepted CANbridge Life Sciences’ Investigational New Drug (IND) Application for a Phase 1b/3 clinical trial of CAN017 (AV-203), AVEO’s clinical-stage ErbB3 (HER3) inhibitory antibody candidate, in esophageal squamous cell cancer (ESCC). Under the terms of a March 2016 agreement, the acceptance of the IND triggered a $2.0 million milestone payment to AVEO from CANbridge Life Sciences. CANbridge licensed worldwide rights, excluding the United States, Canada, and Mexico, to AV-203 from AVEO, and AVEO is eligible to receive up to $40.0 million in potential additional development and regulatory milestone payments and up to $90.0 million in potential commercial milestone payments, assuming the successful achievement of specified development, regulatory and commercialization objectives.

Financial Update

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Secured Additional Funding through Offering of Common Stock. In August 2018, AVEO announced an underwritten public offering of 2,500,000 shares of common stock at a price of $2.26 per share, resulting in aggregate gross proceeds of $5.7 million.  In October and November 2018, the Company sold 3,781,389 shares of its common stock in at-the market transactions pursuant to its sales agreement with Leerink Partners LLC (Leerink) and received approximately $8.4 million in net proceeds.

Third Quarter 2018 Financial Highlights

•	AVEO ended Q3 2018 with $20.4 million in cash, cash equivalents and marketable securities as compared with $33.5 million at December 31, 2017.

•	Total revenue for Q3 2018 was approximately $2.5 million compared with $4.6 million for Q3 2017.
•	Research and development expense for Q3 2018 was $5.2 million compared with $4.7 million for Q3 2017.
•	General and administrative expense for Q3 2018 was $2.7 million compared with $2.1 million for Q3 2017.
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Net loss for Q3 2018 was $22.2 million, or a loss of $0.18 per basic and diluted share, compared with net loss of $26.4 million for Q3 2017, or a loss of $0.22 per basic and diluted share. Approximately $16.2 million of Q3 2018 net loss was a non-cash loss attributable to the increase in the fair value of the 2016 private placement warrant liability that principally resulted from the increase in the stock price that occurred within the quarter. In Q3 2017, the non-cash loss attributable to the increase in the fair value of such warrant liability was $23.5 million.

Financial Guidance

AVEO believes that its $20.4 million in cash, cash equivalents, and marketable securities at the end of Q3 2018 and the additional $8.4 million raised from sales under its sales agreement with Leerink in October and November 2018 would allow it to fund planned operations into the second quarter of 2019. This estimate assumes no receipt of additional milestones from AVEO’s partners, no additional funding from new partnership agreements, no additional equity or debt financings, and no sales of equity through the exercise of outstanding warrants issued in connection with the 2016 private placement or outstanding warrants issued in connection with the recent settlement of the securities class action litigation.

About AVEO

AVEO Pharmaceuticals, Inc. (the “Company” or “AVEO”) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted medicines for oncology and other areas of unmet medical need. The Company’s strategy is to retain North American rights to its oncology portfolio while securing partners in development and commercialization outside of North America. The Company is seeking to develop and commercialize its lead candidate tivozanib in North America as a treatment for advanced or metastatic renal cell carcinoma (“RCC”). The Company has outlicensed tivozanib (FOTIVDA®) for oncological indications in Europe and other territories outside of North America. Tivozanib is approved in the European Union, as well as Norway and Iceland, for the first-line treatment of adult patients with RCC and for adult patients who are vascular endothelial growth factor receptor and mTOR pathway inhibitor-naïve following disease progression after one prior treatment with cytokine therapy for RCC. The Company has entered into partnerships for the development and commercialization of AV-203 (CAN017) and ficlatuzumab, both clinical stage assets in oncology. The Company is currently seeking a partner to develop the AV-353 platform, a preclinical asset, worldwide for the potential treatment of pulmonary arterial hypertension and oncology.  In addition, a new formulation of tivozanib is being explored in ocular conditions. The Company has recently regained the rights to its AV-380 program for the potential treatment of cachexia and is considering a variety of options to advance the program’s development.

For more information, please visit the Company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the Company’s plans and prospects for advancing its lead development programs, including its expectations regarding the presentation for detailed top line results from the Phase 3 TIVO-3 study of tivozanib in RCC, and for providing an update to the Phase 2 portion of the TiNivo study of tivozanib and nivolumab (OPDIVO®) in mRCC; the Company’s plans to submit an NDA to the FDA for tivozanib for RCC and the timing of such submission; the potential efficacy, safety, and tolerability profile of tivozanib; the Company’s plans and strategies for commercialization of tivozanib in the United States and Europe; the potential for tivozanib in other indications, as either a monotherapy or combination therapy; the Company’s plan to seek a partner to develop the AV-353 platform; the Company’s plans regarding AV-380; the Company’s cash runway; and AVEO’s strategy, prospects, plans and objectives. AVEO has based its expectations and estimates on assumptions that may prove to be incorrect. As a result, readers are cautioned not to place undue reliance on these expectations and estimates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to enter into and maintain its third party collaboration and license agreements, and its ability, and the ability of its collaborators, licensees and other strategic partners, to achieve development and commercialization objectives under these arrangements; and AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies such as the FDA the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates, including tivozanib. AVEO faces other risks relating to its business as well, including risks relating to the timing and costs of any product candidate that receives regulatory approval; its ability to file an NDA for tivozanib in the timeframe it currently estimates; its and its collaborators’ ability to successfully enroll and complete clinical trials, including the TIVO-3 and TiNivo studies; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals, including those goals pertaining to the development and commercialization of tivozanib; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the sections titled “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in AVEO’s quarterly and annual reports on file with the Securities and Exchange Commission (SEC) and in other filings that AVEO may make with the SEC in the future. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO's views as of any date other than the date of this press release. Any reference to AVEO’s website address in this press release is intended to be an inactive textual reference only and not an active hyperlink.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

AVEO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Collaboration and licensing revenue	$2,335	$4,614	$3,651	$7,497
Partnership royalties	132	—	275	—
	2,467	4,614	3,926	7,497
Operating expenses:
Research and development	5,160	4,666	15,451	19,503
General and administrative	2,719	2,101	8,156	6,734
Settlement costs	—	—	(667)	—
	7,879	6,767	22,940	26,237
Loss from operations	(5,412)	(2,153)	(19,014)	(18,740)
Other expense, net:
Interest expense, net	(579)	(655)	(1,621)	(1,736)
Change in fair value of PIPE Warrant liability	(16,172)	(23,538)	(6,512)	(47,947)
Other expense, net	(16,751)	(24,193)	(8,133)	(49,683)
Loss before provision for income taxes	(22,163)	(26,346)	(27,147)	(68,423)
Provision for income taxes	—	(51)	—	(101)
Net loss	$(22,163)	$(26,397)	$(27,147)	$(68,524)

Net loss per share - basic and diluted	$(0.18)	$(0.22)	$(0.23)	$(0.67)
Weighted average number of common shares outstanding	120,138	118,006	119,311	101,754

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash, cash equivalents and marketable securities	$20,408	$33,525
Accounts receivable	344	402
Prepaid expenses and other current assets	686	1,256
Insurance recovery	—	15,000
Other assets	4	15
Total assets	$21,442	$50,198

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$13,426	$13,215
Loans payable, net of discount	18,877	18,477
Deferred revenue and research and development reimbursements	5,284	2,820
PIPE Warrant liability	43,157	37,746
Estimated settlement liability	-	17,073
Other liabilities	1,090	1,630
Stockholder’s deficit	(60,392)	(40,763)
Total liabilities and stockholders’ deficit	$21,442	$50,198